EXHIBIT 5.1

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com

April 5, 2009

United Community Banks, Inc.
63 Highway 515
Blairsville, Georgia 30512
Ladies and Gentlemen:

We have acted as counsel to United Community Banks, Inc., a Georgia corporation (the “Company”), in connection with the potential issuance from time to time by the Company of its Series C Convertible Preferred Stock, $1.00 par value per share (the “Convertible Preferred Stock”) and a warrant to purchase shares of its Common Stock Equivalent Junior Preferred Stock, $1.00 par value per share (the “Junior Preferred Stock”) registered pursuant to its registration statement filed with the Securities and Exchange Commission (the “Commission”) using a shelf registration process on Form S-3 (File No. 333-159958), as amended, and its Form S-3 (File No. 333-165831) filed to register an additional amount of securities pursuant to Rule 462(b) of the Securities Act of 1933, as amended (together, the “Registration Statement”).  This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In such capacity, we have examined the originals or copies of such documents, corporate records, certificates of public officials and officers of the Company, and other instruments related to the authorization and issuance of the Securities as we deemed relevant or necessary for the opinion expressed herein.  In addition, we have examined the Registration Statement, that certain Securities Purchase Agreement, dated as of April 1, 2010, between the Company and Fletcher International, Ltd., a copy of which was filed with the Commission as Exhibit 1.2 to the Form 8-K filed by the Company on April 1, 2010 (the “Purchase Agreement”) and that certain Warrant issued by the Company to Fletcher as of April 5, 2010, a form of which was filed with the Commission as Exhibit 1.3 to the Form 8-K filed by the Company on April 1, 2010 (the “Warrant”; together with the Convertible Preferred Stock, the “Securities”), and have made such other investigation of law and fact as we have deemed necessary in order to enable us to render this opinion.  With respect to matters of fact, we have relied upon information provided to us by the Company with no further investigation.  With respect to all examined documents, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

Based on and subject to the foregoing, it is our opinion that:

1.           The Convertible Preferred Stock, and its offer and sale, have been duly authorized by appropriate corporate actions and approved by the Board of Directors, and that the Convertible Preferred Stock, when sold in the manner and for the consideration contemplated by the Registration Statement and the Purchase Agreement, will be validly issued, fully paid and nonassessable; and

2.           The Warrant, and its offer and issuance, has been duly authorized by appropriate corporate actions and approved by the Board of Directors, duly executed and delivered on behalf of the Company, does not violate any law applicable to the Company or result in a default of breach of any agreement or instrument binding the Company, as executed and delivered, complies with all requirements and restrictions, if any, applicable to the Company and constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

The opinions provided above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors (including, without limitation, the effect of statutory or other laws regarding preferential transferees); (ii) the effect of general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

We express no opinion as to (i) the effectiveness (A) of any waiver (whether or not stated as such) under the Warrant, or otherwise, or any consent thereunder relating to, any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (B) of any waiver (whether or not stated as such) contained in the Warrant of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (C) of any provisions of the Warrant that may be construed as penalties or forfeitures; or (D) of any covenants (other than covenants relating to the payment of interest, premium, indemnities and expenses) in the Warrant to the extent they are construed to be independent requirements as distinguished from conditions to the declaration or occurrence of a default or any event of default; or (ii) the validity, binding effect or enforceability of any provision of the Warrant related to choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or State of Georgia or a federal district court sitting in the State of New York or State of Georgia, in each case, applying the choice of law principles of the State of New York or the State of Georgia, respectively.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to, the laws of the State of New York and the laws of the State of Georgia.  We express no opinion with respect to the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

This opinion letter is provided solely for your benefit in connection with the offer and issuance of the Securities and may not be relied upon, quoted or used by any other person or entity or for any other purpose without our prior written consent.  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the “Legal Matters” section of the prospectus and any prospectus supplement constituting a part of the Registration Statement, and any amendments thereto.

KILPATRICK STOCKTON LLP

By:	/s/ James W. Stevens
James W. Stevens, a Partner